Exhibit 99.1

The LGL Group, Inc. Reports Second Quarter 2014 Financial Results

ORLANDO, FL, August 14, 2014 – The LGL Group, Inc. (NYSE MKT: LGL) (the "Company"), announced results for the three and six months ended June 30, 2014.
Summary of Q2 2014 Results:

•	Revenues of $5.9 million, a decrease of 16.0% compared to Q2 2013
•	Net loss of ($1.3) million, or ($0.49) per share
•	Adjusted EBITDA loss of ($0.5) million, or ($0.21) per share
•	Gross margin of 23.3%
•	Backlog improves to $9.6 million at 6/30/2014 vs. $9.1 million at 3/31/2014

Total revenues for Q2 2014 were approximately $5.9 million, a decrease of 16.0% compared to revenues of $7.0 million for the comparable period in 2013.  The Company reported a net loss of ($1.3) million, or ($0.49) per share for Q2 2014, which included a one-time non-cash restructuring charge of ($0.4) million, compared with a net loss of ($5.0) million, or ($1.91) per share for the comparable period in 2013, which included a one-time non-cash charge of ($4.1) million to recognize a valuation allowance against our deferred tax assets as required by U.S. GAAP.  Adjusted EBITDA, which excludes non-cash stock-based compensation and one-time non-cash restructuring charges, was a loss of ($0.5) million, or ($0.21) per share, for Q2 2014, compared to a loss of ($0.4) million, or ($0.16) per share, for the comparable period in 2013.
Total revenues for the six months ended June 30, 2014, were approximately $12.0 million, a decrease of 16.6% compared to revenues of $14.4 million for the comparable period in 2013.  The Company reported a net loss of ($2.1) million, or ($0.80) per share for the six months ended June 30, 2014, which included a one-time non-cash restructuring charge of ($0.4) million, compared with a net loss of ($5.0) million, or ($1.94) per share for the comparable period in 2013, which included a one-time non-cash charge of ($4.1) million to recognize a valuation allowance against our deferred tax assets.  Adjusted EBITDA, which excludes non-cash stock-based compensation and one-time non-cash restructuring charges, was a loss of ($1.4) million, or ($0.54) per share, for the six months ended June 30, 2014, compared to a loss of ($0.4) million, or ($0.14) per share, for the comparable period in 2013.
Gross margin for Q2 2014 was 23.3%, which was a decrease of 2.4 percentage points from 25.7% for the comparable period in 2013.  The decrease was due to the 16.0% decrease in revenues for Q2 2014 as compared to the comparable period in 2013, and an increase in accrued warranty expense of $344,000 during Q2 2014, which was related to two isolated product defects.  Excluding the increase in accrued warranty expense, gross margin for Q2 2014 would have been 29.2%.  Gross margin for the six months ended June 30, 2014 was 24.7%, which was a decrease compared to 29.2% for the comparable period in 2013.
Michael Ferrantino, Sr., LGL's Executive Chairman and CEO, said "2014 is a transition year for our Company, and our Q2 2014 results reflect the work that remains to be done.  During the quarter, we embarked on a continuation of our restructuring efforts to improve our cost structure, which we expect will ultimately lead to improved results.  These changes are expected to be substantially completed by the end of Q3 2014.  Management continues to evaluate opportunities to improve our operating leverage, and we're fully committed to restoring sustainable profitability and becoming more competitive within the dynamic markets we serve as a niche designer and manufacturer of highly-engineered electronic components and subsystems."

Backlog Improved to $9.6M; Solid Capital Position
At June 30, 2014, the Company's order backlog was $9.6 million, an increase of 4.8% compared to $9.1 million at March 31, 2014, and an increase of 5.4% compared to $9.1 million as of June 30, 2013.  The backlog increase is due to an increase in repeat orders for existing products and new orders resulting from our recent acquisition of certain filter product line assets from Trilithic on January 31, 2014.
Cash and cash equivalents as of June 30, 2014, was $6.1 million, or $2.36 per share, and cash-adjusted working capital (accounts receivable, plus inventory, less accounts payable) remained at $5.9 million, or $2.26 per share, at June 30, 2014, as compared to March 31, 2014.
Mr. Ferrantino said, "Our strategy remains to transform our business by leveraging our core strength as an engineering and technical leader within our markets, and by revitalizing our intellectual property through both organic development and strategic investments that will strengthen MtronPTI's RF/microwave portfolio."
The Company also announced that due to the focus on its ongoing restructuring, it will not hold an earnings conference call to review financial results for the next several quarters.  However, the Company will continue to provide vital and timely financial information through its website, www.lglgroup.com, and through its press releases and periodic SEC filings.  Investors are also invited to join the Company's mailing list to receive press releases directly by e-mail:  http://www.lglgroup.com/content/contact-lgl-group.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.  They are also used in infrastructure equipment for the telecommunications and network equipment industries.  The Company has operations in Orlando, Florida, Yankton, South Dakota, Yantai, China and Noida, India, and sales offices in Sacramento, California, Hong Kong and Shanghai, China.
For more information on the Company and its products and services, contact R. LaDuane Clifton, Chief Financial Officer, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company's Web site: www.lglgroup.com.
Caution Concerning Forward Looking Statements
Information included or incorporated by reference in this Press Release may contain forward-looking statements.  This information may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different than the future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

Examples of forward-looking statements include, but are not limited to, statements regarding efforts to grow revenue, expectations regarding fulfillment of backlog, future benefits to operating margins and the adequacy of cash resources.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2014, as updated by our subsequently filed quarterly reports on Form 10-Q.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Press Release will in fact be accurate.  Further, we do not undertake any obligation to publicly update any forward-looking statements.  As a result, you should not place undue reliance on these forward-looking statements.
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Contact

R. LaDuane Clifton
The LGL Group, Inc.
lclifton@lglgroup.com
(407) 298-2000

THE LGL GROUP, INC.
Condensed Consolidated Statements of Operations - UNAUDITED

(Dollars in Thousands, Except Shares and Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

REVENUES	$5,850	$6,965	$11,981	$14,363
Cost and Expenses:
Manufacturing cost of sales	4,485	5,177	9,020	10,173
Engineering, selling and administrative	2,246	2,606	4,656	5,286
Restructuring expense	397	—	397	—
OPERATING LOSS	(1,278)	(818)	(2,092)	(1,096)
Other Income (Expense):
Interest expense, net	(8)	(10)	(16)	(29)
Other income (expense), net	17	(1)	30	—
Total Other Income (Expense)	9	(11)	14	(29)
LOSS BEFORE INCOME TAXES	(1,269)	(829)	(2,078)	(1,125)
Income tax provision	—	(4,135)	—	(3,922)
NET LOSS	$(1,269)	$(4,964)	$(2,078)	$(5,047)
Weighted average number of shares used in basic and diluted net loss per common share calculation.	2,594,743	2,602,329	2,594,764	2,600,248
BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.49)	$(1.91)	$(0.80)	$(1.94)

THE LGL GROUP, INC.
Condensed Consolidated Balance Sheets – UNAUDITED

(Dollars in Thousands)

	June 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$6,125	$7,183
Restricted cash	1,500	1,500
Accounts receivable, less allowances of $45 and $42, respectively	3,442	3,237
Inventories, net	4,551	4,629
Prepaid expenses and other current assets	307	405
Total current assets	15,925	16,954
Property, plant and equipment, net	3,737	3,986
Other assets, net	814	323
Total assets	20,476	21,263
LIABILITIES AND STOCKHOLDERS' EQUITY
Note payable to bank	1,500	1,181
Accounts payable	2,117	1,978
Accrued restructuring expense	350	70
Other current liabilities	1,643	1,279
Total Liabilities	5,610	4,508
Stockholders' Equity	14,866	16,755
Total Liabilities and Stockholders' Equity	$20,476	$21,263

Reconciliations of GAAP to Non-GAAP Measures

To supplement our condensed consolidated financial statements which are presented in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company uses non-GAAP additional measures of operating results, net earnings and earnings per share adjusted to exclude certain costs, expenses, gains and losses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core business segment operational results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with GAAP.

Reconciliation of GAAP Loss Before Income Taxes to Non-GAAP Adjusted EBITDA Income (Loss)

For the period ended June 30, 2014 (000's, except shares and per share amounts)	Three months	Six months

Net loss before income taxes	$(1,269)	$(2,078)
Add: Interest expense	8	16
Add: Depreciation and amortization	238	473
Add: Non-cash stock compensation	96	186
Add: One-time restructuring expense	397	--
Adjusted EBITDA loss	$(530)	$(1,403)

Weighted average number of shares used in basic and diluted EPS calculation	2,594,743	2,594,764
Adjusted EBITDA loss per share	$(0.21)	$(0.54)

For the period ended June 30, 2013 (000's, except shares and per share amounts)	Three months	Six months

Net loss before income taxes	$(829)	$(1,125)
Add: Interest expense	10	29
Add: Depreciation and amortization	248	488
Add: Non-cash stock compensation	143	253
Adjusted EBITDA income	$(428)	$(355)

Weighted average number of shares used in basic and diluted EPS calculation	2,602,329	2,600,248
Adjusted EBITDA loss per share	$(0.16)	$(0.14)